Exhibit 99.2

Fourth Division March 31,2008

No. 1-06-2801

IN THE

APPELLATE COURT OF ILLINOIS

FIRST JUDICIAL DISTRICT

iPCS Wireless, Inc., a Delaware corporation,	)	Appeal from the
	)	Circuit Court of
Plaintiff-Appellee,	)	Cook County.
)
v.	)
)
Sprint Corporation, a Kansas Corporation,	)	No. 05 CH 11792
Wirelessco, L.P., a Delaware Limited Partnership,	)
Sprint Spectrum, L.P., a Delaware Limited Partnership,	)
Sprintcom, Inc., a Kansas Corporation, and Sprint	)
Communications Company, L.P., a Delaware	)
Limited Partnership,	)	Honorable
	)	Thomas P. Quinn,
Defendants-Appellants.	)	Judge Presiding.

ORDER

On July 15, 2005, iPCS Wireless, Inc. (iPCS), the plaintiff, filed a complaint for declaratory and injunctive relief against Sprint Corporation, Inc. (Sprint) and other defendants and made a request that the court interpret certain provisions in the parties’ management agreement related to the construction, operation and management of wireless telephone networks. After denying the parties’ cross-motions for summary judgment, the trial court conducted a trial on the merits and found that the defendants violated the terms of the management agreement by competing with the plaintiff in the contractually defined service area. Therefore, the trial court entered an order for a mandatory injunction that ordered the defendants to divest their holdings in the aforementioned service area.

The defendants present the following issues for our review: (1) whether the trial court erred when it considered extrinsic evidence and found that the management agreement prohibited them from operating in the service area; (2) whether the trial court erred when it entered an order for a mandatory injunction that ordered the divestiture of the defendants’ holdings in the service area; and (3) whether the trial court erred when it found that the defendants’ disclosure of iPCS’ confidential information would violate the terms of the management agreement.

We hold: (1) that the trial court did not err when it considered extrinsic evidence and found that the management agreement prohibited them from operating in the service area because the defendants violated the terms of the agreement; (2) that the trial court did not err when it entered an order for a mandatory injunction and ordered the divestiture of the defendants’ holdings in the service area; and (3) that the trial court did not err when it found that the defendants’ disclosure of iPCS’ confidential information would violate the terms of the management agreement.

BACKGROUND

Sprint, one of the defendants, is a nationwide cellular telephone company that endeavored to become America’s first nationwide digital wireless network. Sprint’s new network would be regulated by the Federal Communications Commission (FCC) by rules codified in subpart E of Part 24 of the FCC rules. 47 C.F.R. §24.200 et seq. The remaining defendants, Wirelessco, L.P., Sprint Spectrum, L.P., Sprintcom, Inc., and Sprint Communications Company, L.P. are subsidiaries of Sprint (defendants collectively).   Sprint’s plan required the creation of a wireless broadband

“personal communications services” (PCS) network that would utilize Code Division Multiple Access (CDMA) technology and be called the Sprint PCS Network.

Sprint’s plan was to create a wireless PCS network that would ultimately allow it to offer the consumer seamless nationwide wireless PCS services. The term “Sprint PCS,” as defined in the management agreement, “means any or all of the following related parties who license holders and signatories to the management agreement: Sprint Spectrum, L.P., a Delaware limited partnership, Sprintcom, Inc., a Kansas corporation, PhillieCo Partners, L.P., a Delaware limited partnership, Cox Communications PCS, L.P., a Delaware limited partnership, and American PCS Communications, LLC, a Delaware limited liability company. Each entity listed above is a Related Party to each of the other listed entities.” (Emphasis added.)

The term “related party,” as defined in the management agreement, “means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under the common control with the Person. For purposes of the Management Agreement, Sprint Spectrum, SprintCom, American PCS Communications, LLC, PhillieCo Partners, L.P., Cox Communications PCS, L.P. will be deemed to be Related Parties. For purposes of this definition, the term ‘controls’ (including its correlative meanings ‘controlled by’ and ‘under common control with’) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.”

The FCC defines Broadband PCS services as those that operate in the 1850-1890 Megahertz, 1930-1970 Megahertz, 2130-2150 Megahertz, and 2180-2200 Megahertz bands. 47 C.F.R. §24.5.

Prior to undertaking the plan to create the nationwide PCS network, Sprint operated at the 800 Megahertz frequency spectrum, which is not a part of the definition of FCC’s definition of broadband. As part of its plan, Sprint obtained licenses from the FCC to utilize the 1900 Megahertz frequency spectrum for its new wireless mobile PCS service. In order to secure the 1900 Megahertz licenses, Sprint was forced to divest itself of the 800 Megahertz licenses because, at that time, FCC rules prohibited a company from owning both 800 Megahertz and 1900 Megahertz licenses in the same geographical area.

Sprint focused its direct efforts and built its PCS network in urban areas. However, Sprint needed the help of affiliate companies to build and manage local PCS networks and to handle the local promotion of the Sprint brand and services in more rural areas. Affiliates, including iPCS, and prospective investors and lenders were attracted by presentations made by Sprint. Some of the presentations were made by Thomas Mateer of Sprint. As part of his presentation, Mateer provided printed materials to the prospective affiliates and investors. The Sprint materials provided, in pertinent part, that the “affiliate program is unique and advantageous to the affiliate” because it offered the affiliate the “use of Sprint and Sprint PCS brands” which “also leverages Sprint and Sprint PCS national advertising.” The Sprint materials also provided that another advantage to the affiliate would be that they would be “exclusive within the affiliate service area” through the “use of all available spectrum” and “Sprint PCS service delivery.”

To facilitate the construction of the nationwide Sprint PCS network, Sprint PCS entered into detailed management agreements with prospective affiliates. iPCS is one of a number of Sprint affiliates that entered into management agreements with a group of entities called Sprint PCS.

iPCS, Inc. owns iPCS locations in the service area but also owns Horizon Personal Communications, Inc. (Horizon) and Bright Personal Communications Services, LLC (Bright), which are also Sprint PCS affiliates. iPCS and other Sprint PCS affiliates manage and operate portions of the nationwide 1900 Megahertz Sprint PCS network. In their designated areas, the affiliates sell Sprint PCS products and services in stores they own and through third-party retailers such as Radio Shack and Best Buy. The designated iPCS service area includes portions of Illinois, Indiana, Iowa, Michigan, Missouri and Nebraska.

iPCS began its negotiations with Sprint PCS in 1998. The management agreement, a services agreement and two trademark agreements were executed on January 22, 1999. The management agreement has a 50-year term that consists of a 20-year base term and three 10-year renewals. Section 17.7 of the management agreement provided that it represented the parties complete and integrated agreement. The agreement between iPCS and Sprint has been amended through written addenda that were executed by the parties. The most recent addendum was executed on November 1, 2004 and provides that it controls any conflicting terms and provisions contained in any of the prior agreements. Under the terms of the amended management agreement, iPCS receives 92 percent of the wireless revenue in the service area while Sprint receives the remaining 8 percent.

Section 2.3 of the amended management agreement provides the following statement of iPCS’ exclusivity rights and the following exceptions to those exclusivity rights:

“Exclusivity of Service Area. Manager [iPCS] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will directly or indirectly own, operate, build or manage another wireless mobility communications network or sell Sprint PCS Products and Services in the service area so long as this agreement remains in full force and effect and there is no event of termination that has occurred giving Sprint PCS the right to terminate this agreement, except that:

(a) Sprint PCS may cause Sprint PCS products and services to be sold in the service area through the Sprint national accounts program requirements and Sprint PCS national or regional distribution program requirements;

(b) A reseller of Sprint PCS products and services may sell its products and services in the service area so long as such resale is not contrary to the terms and conditions of this agreement; and

(c) Sprint PCS and its related parties may engage in the activities described in sections 2.4(a) and 2.4(b) with [iPCS] in the geographic areas within the service area in which Sprint PCS or any of his related parties owns an incumbent local exchange carrier as of the date of this agreement.” (Emphasis added.)

A wireless mobility communications network is defined in the schedule of definitions section of the Amended Management Agreement as “a radio communications system operating in the 1900 MHz spectrum range under the rules designated as Subpart E of Part 24 of the FCC’s Rules.”

The term “Sprint PCS Products and Services” as defined in the schedule of definitions section of the Amended Management Agreement “means all types and categories of wireless communications services and associated products that are designated by Sprint PCS (whether now existing or developed and implemented in the future) as products and services to be offered by Sprint PCS, [iPCS] and all Other Managers as the products and services of the Sprint PCS Network for fixed and mobile voice, short message and other data services under the FCC’s rules for broadband personal communication services, including all local area service plans. Sprint PCS Products and Services do not include wireline products or services, including local exchange service, wireline long distance service, and wireline based Internet access.”

Section 12.2 of the management agreement, as amended effective November 1, 2004, provides for the protection of confidential information which is defined in the agreement as:

“Confidential Information’ means all Program Requirements, guidelines, standards and programs, the technical, marketing, financial, strategic and other information provided by each party under the Management Agreement, Services Agreement, and Trademark License Agreement and any other information disclosed by one party to the other party pursuant to the Management Agreement, Services Agreement, and Trademark License Agreement that is not specifically excluded by section 12.2 of the Management

Agreement.  In addition to the preceding sentence, ‘confidential information’ has the meaning set forth in Section 3.1 of the Sprint Spectrum Trademark and Service Mark License Agreement or Section 3.1 of the Sprint Trademark and Service Mark License Agreement.”

iPCS manages retail stores in the service area and employs dealers and sales agents. Pursuant to the agreements, iPCS devoted significant capital to both build the network and to promote Sprint products and services in its territory.

On December 15, 2004, Sprint announced a proposed merger with Nextel Communications, Inc. (Nextel). In contrast to Sprint PCS’ use of CDMA technology, Nextel’s nationwide network used integrated Digital Enhanced Network (iDEN) technology on the 700-900 Megahertz spectrum of frequencies. Nextel, which was one of iPCS’ chief competitors, offered a product or service in competition with virtually all of the Sprint/iPCS products and services. The Nextel iDEN network and the Sprint CDMA PCS network operate under different FCC rules.

On July 13, 2005, Sprint and Nextel shareholders voted to approve the merger and, on August 12, 2005, Nextel became a wholly owned subsidiary of Sprint. Sprint changed its name to Sprint Nextel. However, on July 15, 2005, before the merger closed, iPCS filed suit and asserted prospective violations of sections 2.3 and 12.2 of the amended Management Agreement. iPCS sought a declaratory judgment that Sprint’s post-merger ownership, management and operation of the Nextel network, in the manner announced by Sprint, would breach the iPCS/Sprint management agreement.  iPCS also sought a temporary restraining order (TRO) to prevent the merger and a permanent injunction to enjoin Sprint from managing and operating the Nextel network in the iPCS territory.

Several other affiliates, including Horizon and Bright, filed similar lawsuits. After Sprint announced the merger, Sprint officially moved Nextel under the umbrella of the Sprint brand. Sprint promoted both Sprint and Nextel brands under the theme “Sprint Together With Nextel.” Sprint followed the implementation of the “Sprint Together With Nextel” theme with a plan to re-brand the Nextel stores with the indicia of Sprint.

After iPCS filed its lawsuit, Sprint Nextel entered into a forbearance agreement with iPCS that imposed conditions on how it would operate in iPCS territory during the pendency of the trial and appeal. Subjects covered in the forbearance agreement included, but were not limited to, handset logistics, customer care, telemarketing, signage, employee uniforms and business cards and the national accounts program. The forbearance agreement expired on January 1, 2006.

Cross-Motions For Summary Judgment

Sprint and iPCS filed cross-motions for summary judgment. Sprint argued that section 2.3 of the management agreement was unambiguous and prohibited it from owning a wireless network that operated within the 1900 Megahertz range. However, Sprint also argued that section 2.3 permitted it to operate a network outside the 1900 Megahertz range.

The trial court denied the cross-motions for summary judgment and rejected Sprint’s theory because it disagreed with Sprint’s argument that section 2.3 of the management agreement was unambiguous. The trial court found:

“It is unclear at this point whether the definition of ‘wireless mobility communications network’ as a system operating in the 1900 MHz spectrum range was meant to be a limitation on [iPCS]’s rights. Extrinsic evidence of the parties’ intent in this regard must be weighed before a determination can be made as to the implications of [Sprint]’s request.”

The Trial

Following the denial of the parties’ cross-motions for summary judgment, the trial court conducted a 25 day trial (March 9, 2006 until July 10, 2006). The trial consisted of the testimony of 11 witnesses and the admission of 330 exhibits, including portions of 55 deposition transcripts. The record reveals, in pertinent part, that Thomas Mateer, a Vice President of Sprint Nextel, testified that he considered the affiliates to be Sprint in the service area. Mateer also testified that, in addition to being Sprint in the service area, iPCS and the other affiliates (1) sold Sprint brands, (2) constructed and maintained stores prominently bearing the indicia of the Sprint brand, and (3) staffed the iPCS Sprint stores with employees dressed in Sprint uniforms and possessing business cards bearing the Sprint logo.

Timothy Yager of iPCS testified that Sprint kept reassuring the affiliates that they would be Sprint in their respective territories and that they had been granted exclusive rights by Sprint. Yager also testified that he communicated with Sprint’s officers and their lawyers and was consistently told that iPCS was Sprint in the service area. Yager further testified that, had Sprint told the affiliates that it would be competing against them for customers in the service area, or that Sprint planned to reserve the right to compete with them, iPCS never would have signed the management agreement or spent over $300 million in construction costs.

The trial court found that the management agreement did not permit Sprint to compete directly against its affiliates, including iPCS. The trial court also found (1) that plaintiff would not have spent over $300 million in construction costs without an assurance there would be no competition from Sprint; (2) that the reference to the 1900 Megahertz spectrum range was not a specific exception to section 2.3 of the management agreement; (3) that Sprint’s presentation to investors and potential affiliates stated (a) that the affiliates would be Sprint in the service area and (b) that the affiliate would have access to all spectrum available to Sprint; (4) that Sprint could not realistically believe that affiliates or investors would have supported the affiliate program in 1998 and 1999 if Sprint was, at that time, operating a competing network in the 800 Megahertz range; (5) that Mateer testified that Sprint did not expect to compete with the affiliates when it entered into the management agreement; and (6) that proposals by Sprint to have iPCS agree to terms allowing Sprint to acquire competing networks in the service area were rejected by iPCS.

In fashioning its relief, the trial court (1) enjoined Sprint and those acting in concert with it from managing and operating the Nextel network in iPCS’ service area in a manner that would breach the management agreement; (2) enjoined Sprint and those acting in concert with it from engaging in activity [sic], including marketing and promotion, in iPCS’ service area designed to sell additional Nextel and Boost branded products and services to new customers in the service area; (3) enjoined Sprint and those acting in concert with it from disclosing iPCS’ confidential business information to any person or entity involved in the operation of Nextel’s business in iPCS’ service area or managing and operating the Nextel network; (4) enjoined Sprint and those acting in concert with it from rebranding Nextel and Nextel Partners stores as Sprint stores in iPCS’ service area; (5) enjoined Sprint and those acting in concert with it from publishing advertising that links the Sprint and Nextel brands in iPCS’ service area; (6) enjoined Sprint and those acting in concert with it from selling Sprint iPCS products and services through Nextel or Nextel Partners in iPCS’ service area (whether in Nextel stores or national stores); (7) enjoined Sprint and those acting in concert with it from directly or indirectly selling Sprint, Nextel and Boost branded products and services in iPCS’ service area; (8) enjoined the migration of Nextel subscribers to the 1900 Megahertz spectrum unless those subscribers are iPCS subscribers; and (9) enjoined Sprint and those acting in concert with it from marketing or promoting Nextel branded products by stating that Nextel branded products will in the future be migrated to the 1900 Megahertz spectrum.

In response to a posttrial motion by iPCS that sought a permanent injunction, the trial court found that such a mandatory injunction would require it to undertake protracted supervision and direction of the day-to-day operations of these major companies in an industry that is constantly evolving. Therefore, on September 20, 2006, the trial court entered an order that Sprint cease owning, operating and managing Nextel in the service area within 180 days.

iPCS has filed two motions to cite additional authority in this appeal. This court granted both motions and permitted the parties to cite Horizon Personal Communications, Inc. v. Sprint Corporation, Civil Action No. 1518-N (Del. August 4, 2006) and Northern PCS Services, LLC, v. Sprint Nextel Corporation, Civ. No. 05-2744-RHK-RHE (D. Minn. March 27, 2007) as additional authority. Therefore, although we have reviewed and considered both Horizon and Northern, we will not cite them as authority because they lack precedential value. 166I11.2d R. 23(e).(1)

ANALYSIS

Standard of Review

The defendants argue that this court must apply a de novo standard of review because it is reviewing the trial court’s summary judgment order that was entered on December 28, 2005. iPCS argues that this court must apply a manifest weight of the evidence standard because, although the December 28, 2005, order involved the denial of cross-motions for summary judgment, a trial followed that resulted in the entry of the trial court’s August 14, 2006 order and the subsequent entry of the September 20, 2006 order that disposed of the remaining issues in the case.

We note that after there has been a trial on the merits, the trial court’s denial of a motion for summary judgment shall not be reviewed because any error in the summary judgment order is merged into the trial court’s judgment. Regency Commercial Associates, Ltd. v. Lopax. Inc., 373 III. App. 3d 270, 280 (2007), citing Belleville Toyota, Inc, v. Toyota Motor Sales, U.S.A,. Inc., 199 III. 2d 325, 355 (2002). This merger occurs because, after the trial court has denied the motion for

(1) We note that both Horizon and Northern are unpublished opinions. Pursuant to Supreme Court Rule 23(e), “[a]n unpublished order of the court is not precedential and may not be cited by any party except to support contentions of double jeopardy, res judicata, collateral estoppel or law of the case.” 166 III. 2d R. 23(e). Following Supreme Court Rule 23(e), Horizon and Northern will not be relied upon as authority because they are unpublished opinions from other courts. 166 III. 2d R. 23(e); see also Lamar Whiteco Outdoor Corp. v. City of West Chicago, 355 III. App. 3d 352, 360 (2005) (“Although this court is not bound to follow federal district court decisions [citation], such decisions can provide guidance and serve as persuasive authority [citation]”) and Allstate Insurance Co. v. Lane, 345 III. App. 3d 547, 552 (2003) (“Only in the absence of Illinois authority on the point of law in question are we to look to other jurisdictions for persuasive authority”).

summary judgment, the factual issues first raised in the motion for summary judgment are resolved by the trial court based on all of the evidence presented during the trial. In re Estate of Funk, 221 III. 2d 30, 85 (2006). Therefore, because the trial court heard evidence in this case dealing with whether the contract was ambiguous, a reviewing court will only overturn the trial court’s findings of fact when they are contrary to the manifest weight of the evidence. Clinton Imperial China, Inc. v. Lippert Marketing. Ltd., 377 III. App. 3d 474, 482 (2007), citing Marathon Plastics, Inc. v. International Insurance Co,. 161 III. App. 3d 452, 459-60 (1987). “It is the province of the finder of fact to resolve conflicts in the evidence, pass upon the credibility of witnesses and decide the weight to be given to the witnesses’ testimony.” Prairie Eye Center, Ltd. v. Butler, 329 III. App. 3d 293, 298-99 (2002). Accordingly, reviewing courts review a trial court’s verdict to determine whether the verdict is against the manifest weight of the evidence because the opposite conclusion is clearly evident. Redmond v. Socha, 216 III. 2d 622, 651 (2005).

Kansas Law

In this case, section 17.12.1 of the Management Agreement prescribes the governing law in the event of disputes that arise and provides, in pertinent part, as follows:

“The internal laws of the State of Kansas (without regard to principles of conflicts of law) govern the validity of this agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.”

Illinois recognizes the validity of an express choice of law provision in a contract. Hartford v. Burns Intern. Sec. Services, Inc., 172 III. App. 3d 184, 187 (1988). Therefore, because the parties have provided for a choice of law provision in their Management Agreement, we will give effect to the provision and apply Kansas law in our construction of the terms and our interpretation of the rights and duties of the parties under the management agreement.

Management Agreement

The defendants argue that the trial court incorrectly interpreted section 2.3 of the management agreement when it found that the management agreement did not permit Sprint to compete directly with its affiliate iPCS. The defendants argue that the trial court acknowledged that the term “wireless mobility communications network” was defined in the management agreement but ignored that definition and effectively deleted the 1900 Megahertz limitation from the parties’ contract. According to the defendants, had the trial court given effect to the defined terms in the management agreement, it would have found that iPCS’ exclusive rights under the agreement were limited (1) to the right to operate and manage networks that only used the 1900 Megahertz spectrum; and (2) to the right to prohibit the defendants (A) from competing on the same spectrum; and (B) from selling Sprint PCS products and services within iPCS’ designated service area.

iPCS argues that the trial court correctly considered extrinsic evidence of the intent of the parties to the management agreement because section 2.3 of the management agreement is ambiguous. iPCS argues that the trial court correctly found that the phrase “wireless mobility communications network” is not an unambiguous license for the defendants to compete with one of its affiliates. iPCS suggests two possible meanings of section 2.3 of the management agreement: (1) that it operates as a restriction on Sprint such that Sprint may not own, operate, build, or manage another wireless network or sell Sprint products and services in the service area without impacting

iPCS’ rights; or (2) that it operates as a license that means that Sprint may engage in any contact it wants in the iPCS service area so long as it operates outside the 1900 Megahertz frequency spectrum.

iPCS also argues that the disputed clause neither empowers Sprint to create a competing non-1900 Megahertz network nor limits iPCS to only operate in the service area with the 1900 Megahertz spectrum because it actually restricts Sprint and grants a right to iPCS to fully exploit the territory. iPCS interprets the management agreement to be directed at it because it neither grants Sprint the affirmative right to do anything nor mentions the conduct at issue in this case, namely (1) the sale of competing products under the same Sprint brand that iPCS is contractually bound to use; (2) the promotion of an iPCS competitor in the service area; and (3) the re-branding of stores that made them look like those run by iPCS. iPCS argues that there existed more than one reasonable interpretation of the disputed section of the management agreement. Therefore, iPCS argues that the trial court properly considered extrinsic evidence to determine the parties’ intent.

iPCS also argues that the trial court correctly found that Sprint’s efforts to compete directly against it in the service area both vitiated the purpose of the agreements and reduced them to an absurdity. According to iPCS, the trial court correctly found that it was assured by Sprint that there would be no competition from Sprint in the service area.

Under the law of the State of Kansas, “ ‘[t]he interpretation and legal effect of written instruments are matters of law, and an appellate court exercises unlimited review. Regardless of the construction given a written contract by the trial court, an appellate court may construe a written contract and determine its legal effect [Citation omitted].’ ” City of Arkansas City v. Bruton, 284 Kan. 815, 828-829,166P.3d 992, 1001 (2007), quoting Unrau v. Kidron Bethel Retirement Services,

Inc., 271 Kan. 743, 763, 27 P.3d 1, 16 (2001); see also Conner v. Occidental Fire & Casualty Co. of North Carolina, 281 Kan. 875, 881,135 P.3d 1230, 1236 (2006), citing Unrau, 271 Kan. at 763, 27 P.3d at l6.

The primary rule of contract interpretation is that courts must ascertain the intent of the parties. In re Estate of Sauder, 283 Kan. 694, 708, 156 P.3d 1204, 1214 (2007), citing Marquis v. State Farm Fire & Casualty Co., 265 Kan. 317, 324, 961 P.2d 1213 (1998). Generally, where the language found in the written instrument is clear and free from doubt, there is no room for the application of rules of construction. Estate of Sauder, 283 Kan. at 708, 156 P.3d at 1214; see also Decatur County Feed Yard, Inc. v. Fahey, 266 Kan. 999, 1006, 974 P.2d 569, 574 (1999) (contracts should be enforced as written where it is unambiguous and possible to do so). However, in addition to the consideration of the language employed, a court’s efforts to ascertain the intent of the parties involves “taking into consideration all the circumstances and conditions which confronted the parties when they made the contract.” Galindo v. City of Coffeyville, 256 Kan. 455, 467, 885 P.2d 1246, 1253 (1994).

It is well-established that “[c]ourts must ascertain the meaning of a written agreement by considering all pertinent provisions and not by the critical analysis of a single or isolated provision.” Estate of Sauder, 283 Kan. at 708, 156 P.3d at 1214, citing Marquis v. State Farm Fire & Casualty Co., 265 Kan. 317, Syl. 2, 3, 961 P.2d 1213 (1998). This well-established rule of contract interpretation is so well-established because ‘“[t]he law favors reasonable interpretations, and results which vitiate the purpose of the terms of the agreement to an absurdity should be avoided [Citation omitted].” Fleetwood Folding Trailers, Inc. v. Coleman Co., Inc., 38 Kan. App. 2d 30, 39 161 P.3d

786, 795 (2007), quoting Johnson County Bank v. Ross, 28 Kan. App. 2d 8, 10-11, 13 P.3d 351 (2000).

In this case, the trial court’s August 14, 2006, order recognized both the language of the management agreement and the context in which the agreement was made rather than simply examining section 2.3 of the management agreement in isolation. As previously indicated, the trial court found that the “plaintiff would never have spent over $300,000,000 in construction costs unless it was assured that there would be no competition from defendants in the service area.” The trial court also found that Sprint presented the management agreement to potential affiliates, such as iPCS, as an indicator that it would be Sprint in the service area.

We agree with the trial court that section 2.3 of the management agreement is ambiguous because section 2.3 provides, in pertinent part, that “Manager [iPCS] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will directly or indirectly own, operate, build or manage another wireless mobility communications network or sell Sprint PCS Products and Services in the service area.” (Emphasis added.) However, section 2.3(a) provides, in pertinent part, that “Sprint PCS may cause Sprint PCS products and services to be sold in the service area through the Sprint national accounts program requirements and Sprint PCS national or regional distribution program requirements.” (Emphasis added.)

The two terms “wireless mobility communications network” and “Sprint PCS products and services” are defined in the Management Agreement and have conflicting definitions. The Management Agreement provides that neither Sprint PCS nor any of its related parties will directly or indirectly own, operate, build or manage another wireless mobility communications network. As previously indicated, a wireless mobility communications network is defined in the schedule of definitions section of the Amended Management Agreement as “a radio communications system operating in the 1900 Megahertz spectrum range.” Conversely, “Sprint PCS Products and Services” is defined as “all types and categories of wireless communications services and associated products that are designated by Sprint PCS (whether now existing or developed and implemented in the future).” While Sprint makes the argument that the management agreement was limited to Sprint products and services in the 1900 Megahertz spectrum range, the definition for “Sprint Products and Services” clearly applies to products and services now existing, or to be developed and implemented in the future. According to the definition for Sprint PCS Products and Services, the Sprint Nextel Agreement, which involved a product in the 900 Megahertz range, would be covered by the agreement. Therefore, while one contractual provision purports to limit iPCS’ exclusive license to a radio communications system operating in the 1900 Megahertz spectrum range within the service area, another provision expands iPCS’ exclusive license to Sprint PCS products and services of “all types and categories of wireless communications services and associated products that are designated by Sprint PCS (whether now existing or developed and implemented in the future).”

In addition, we also note that sections 2.3(a)-(c) of the management agreement delineates other exceptions to iPCS’ complete and exclusive authority. Section 2.3(a) provides that “Sprint may cause Sprint PCS Products and Services to be sold in the Service Area through the Sprint PCS National Accounts Program Requirements and Sprint PCS National or Regional Distribution Program Requirements.”  Section 2.3(b) provides that “A reseller of Sprint PCS Products and

Services may sell its products and services in the Service Area so long a such resale is not contrary to the terms and conditions of this agreement.” Section 2.3(c) provides that “Sprint PCS and its Related Parties may engage in the activities described in Sections 2.4(a) and 2.4(b) with Manager in the geographic areas within the Service Area in which Sprint PCS of any of its Related Parties owns an incumbent local exchange carrier as of the date of this agreement.”

We note that the management agreement does not contain an exception for the creation or management by Sprint of a competing network in the same geographical territory at a spectrum of frequencies not operated by the affiliates. We also note that the express language of section 2.3 provides that iPCS was intended to be the “only person or entity that is a manager or operator for Sprint PCS” in the service area. Because of the exclusivity language in section 2.3 of the management agreement and because of the conflicting definitions in the management agreement, we find the written instrument is ambiguous. Therefore, we hold that the trial court correctly resorted to extrinsic evidence. Estate of Sauder, 283 Kan. at 708, 156 P.3d at 1214-15; see also Decatur County Feed Yard, 266 Kan. at 1006, 974 P.2d at 574.

The record reveals that Sprint sought to create and manage its nationwide PCS network through the creation of the affiliate program. To secure the participation of potential affiliates, Sprint prepared confidential materials that explained to potential affiliates the advantages they would experience through their participation included, but were not limited to: (1) “the full and exclusive right to use the Sprint PCS brand”; (2) the advantage of having Sprint conduct national advertising campaigns; (3) within the service area, the affiliate would have the exclusive “use of all available spectrum”; and (4) freedom from competition with Sprint PCS.

The record also reveals that Thomas Mateer considered the affiliates to be Sprint PCS in the service area and that they were selling the Sprint brands in that area. When Sprint corporate made Sprint PCS into a business unit of Sprint, it only exacerbated the confusion a potential Sprint customer would face. Before the merger and the implementation of Sprint’s plans to create a non-1900 Megahertz network in the service area, a customer who chose Sprint dealt with iPCS. This changed after the merger when Sprint re-branded the Nextel stores so that Nextel stores and iPCS stores simply said Sprint and, with the use of the Sprint name, the Nextel stores would be virtually indistinguishable from iPCS “Sprint” stores. Additionally, the re-branding of the Nextel stores made it more difficult for potential customers who would have been less able or completely unable to distinguish (1) between the cellular telephone products and services offered as Sprint phones by the former Nextel stores and (2) between the cellular telephone products and services offered as Sprint phones by the iPCS stores.

As previously indicated, the record also reveals that Timothy Yager testified that “Sprint had been reassuring us over and over that we were Sprint in the territory, that we had all the exclusivity rights that we were saying we needed.” Yager also testified that he communicated with executives of Sprint and its lawyers and Sprint “reemphasized again, [iPCS was] Sprint in the territory.” According to Yager, Sprint did not tell iPCS that “Sprint in the affiliate program [it] was reserving for itself the right to buy a competing network on another spectrum and compete with [iPCS] in [iPCS’] affiliate territory.” Yager also testified that, had Sprint informed iPCS that it was planning to compete directly or reserve the right to do so, iPCS would not have signed an agreement. We have also considered the trial court’s finding that “plaintiff would never have spent over

$300,000,000 in construction costs unless it was assured that there would be no competition from defendants in the service area.” Therefore, after reviewing the trial court’s verdict, we find that the verdict is not against the manifest weight of the evidence because an opposite conclusion is not clearly evident.

Good Faith

Much like Illinois, there is a covenant of good faith and fair dealing implied by Kansas courts in every contract. Unrau. v. Kidron Bethel Retirement Services, Inc., 271 Kan. 743, 760, 27 P.3d 1, 14 (2001), citing Kansas Baptist Convention v. Mesa Operating Limited Partnership, 253 Kan. 717, 725, 864 P.2d 204 (1993); see also T.S.I. Holdings. Inc. v. Jenkins, 260 Kan. 703, 720, 924 P.2d 1239, 1250 (1996) (good faith is a standard that has honesty and fairness at its core and that is imposed on every party to a contract). Accordingly, parties to contracts entered into pursuant to Kansas law shall neither intentionally nor purposely (1) do anything to prevent the other party from carrying out his or her part of the agreement, or (2) do anything that will have the effect of destroying or injuring the right of the other party to receive the fruits of the contract. Estate of Draper v. Bank of America, N. A., 38 Kan. App. 2d 183, 189-90, 164 P.3d 827, 832 (2007), citing Kansas Baptist Convention v. Mesa Operating Limited Partnership, 253 Kan. 717, 725, 864 P.2d 204 (1993).

We find that when the decision was made by Sprint to enter into management agreements with iPCS and other potential affiliates for the construction, management and operation of the nationwide Sprint PCS network, the possibility of Sprint directly competing with the affiliates was not contemplated. In fact, part of the presentation by Sprint occurred when its employees took affirmative steps to entice potential affiliates to sign the management agreement by promising them that the affiliates would benefit by being exclusive representatives of Sprint PCS products and services in their respective territories. The relationship of Sprint corporate to the affiliates and Sprint’s newest acquisition, Nextel, became even more muddled when the decision was made in 2002 to refer to all things Sprint solely by the name Sprint and with the same logo and other indicia of Sprint. Therefore, based upon Sprint’s plan to consolidate its interests after the merger under one brand and trademarks, we find that, because iPCS and the other affiliates entered into the management agreement, in part, to take advantage of the Sprint brand and trademarks, Sprint’s plan to market former Nextel products in the iPCS territory in re-branded stores would deny iPCS and the other affiliates the benefit of their bargain under the management agreement. Accordingly, we hold that the act of inducing iPCS and the other potential affiliates to become affiliates with the promise of exclusivity only to change the parameters of the relationship by opening re-branded Nextel stores in the same geographical area that sells products and offers services using the same Sprint brands violates the implied duty of good faith and fair dealing. Estate of Draper, 38 Kan. App. 2d at 189-90, 164 P.3d at 832, citing Kansas Baptist Convention, 253 Kan. at 725, 864 P.2d 204.

Permanent Injunction

Next, the defendants argue that the trial court applied the wrong standard to the plaintiff’s request for a permanent injunction and, thereby, erred in imposing it. The defendants also argue that the trial court erred when it ordered Sprint to divest itself of the Nextel network in the iPCS service area because (1) iPCS never sought a divestiture after the merger; (2) there was no evidence presented about the logistics of such a divestiture; and (3) the harm to Sprint and Nextel by the divestiture would outweigh any hardship to iPCS. The defendants also argue that the trial court erred when it considered the convenience of the court in fashioning its injunction order.

iPCS argues that the mandatory injunction fits within the trial court’s broad, inherent and discretionary powers in crafting relief in this case. iPCS argues that the trial court correctly considered all relevant factors, including the fact that, without an injunction, the trial court would be forced “to continuously supervise the operations of a multi-billion dollar corporation” in the field of cellular communications which is constantly evolving. Therefore, iPCS argues that the injunction was a necessity to prevent the trial court from needing to continuously determine if new conduct constituted forbidden competition.

Section 2-604 of the Code of Civil Procedure (Code) provides, in pertinent part, as follows:

“Every count in every complaint and counterclaim shall contain specific prayers for the relief to which the pleader deems himself or herself entitled ***. Relief may be requested in the alternative. ***. Except in case of default, the prayer for relief does not limit the relief obtainable, but where other relief is sought the court shall, by proper orders, and upon terms that may be just, protect the adverse party against prejudice by reason of surprise.” (Emphasis added.) 735 ILCS 5/2-604 (West 2004).

On July 15, 2005, iPCS filed its “verified complaint for declaratory and injunctive relief.” In its prayer for relief, iPCS requested that the trial court “[e]nter a temporary restraining order, a preliminary injunction and a permanent injunction.” (Emphasis added.) iPCS specifically asked the trial court (a) to enjoin Sprint and those acting in concert with it from managing and operating the Nextel network in iPCS’ service area in a manner that will breach the management agreement; (b) to enjoin Sprint and those acting in concert with it from engaging in activity, including marketing and promotion, in iPCS’service area designed to sell additional Nextel and Boost branded products and services to new customers in iPCS’ service area; (c) to enjoin Sprint and those acting in concert with it from disclosing iPCS’ confidential business information to any person or entity involved in the operation of Nextel’s business in iPCS’ service area or managing and operating the Nextel network without first erecting a confidentiality wall between iPCS and Nextel businesses; (d) to enjoin Sprint and those acting in concert with it from re-branding Nextel and Nextel Partners stores as Sprint stores in iPCS’ service area; (e) to enjoin Sprint and those acting in concert with it from publishing advertising that links the Sprint and Nextel brands in iPCS’ service area; (f) to enjoin Sprint and those acting in concert with it from selling Sprint PCS products and services through Nextel or Nextel Partners in iPCS’ service area; (g) to enjoin Sprint and those acting in concert with it from directly or indirectly selling Sprint, Nextel and Boost branded products and services in iPCS’ service area; (h) to enjoin the migration of the Nextel subscribers to the 1900 Megahertz spectrum unless those subscribers are iPCS subscribers; and (i) to enjoin Sprint and those acting in concert with it from marketing or promoting Nextel branded products by stating that Nextel branded products will in the future be migrated to the 1900 Megahertz spectrum. Although the complaint for injunctive relief did not explicitly request divestiture as the mechanism to be implemented to grant the aforementioned relief, the complaint also prayed for “such other and further relief as justice requires.” Therefore, the defendants cannot claim prejudice by reason of surprise, because iPCS clearly requested an injunction with “such other and further relief as justice requires.” 735 ILCS 5/2-604 (West 2004).

Because section 2-604 of the Code does not limit the relief available to a party to the explicit contents of the prayer for relief, we turn to whether the trial court’s September 20, 2006, order that “Sprint, and those acting in concert with it, must cease owning, operating and managing the Nextel wireless network in the Service Area” was appropriately within the scope of the trial court’s discretion.

The rules for injunctions in Illinois and the standard for their review by this court are well-established. “The granting of a permanent injunction is also a matter of discretion for the trial court.” R.L. Polk and Co. v. Ryan, 296 III. App. 3d 132, 142 (1998), citing Tamalunis v. City of Georgetown, 185 III. App. 3d 173, 189-90 (1989). “In order to be entitled to a permanent injunction, the party seeking the injunction must demonstrate: (1) a clear and ascertainable right in need of protection; (2) that he or she will suffer irreparable harm if the injunction is not granted; and (3) that there is no adequate remedy at law.” New Light Cemetery Ass’n v. Baumhardt, 373 III. App. 3d 1013, 1018 (2007), citing In re Marriage of Seffren, 366 III. App. 3d 628, 637 (2006), citing Sparks v. Gray, 334 III. App. 3d 390, 395 (2002). In order to justify the grant of a permanent injunction, because there must be a clear and ascertainable right in need of protection for which there is no adequate remedy at law, a court must determine whether the proposed legal remedy is clear, complete, and as practical and efficient as the equitable remedy of the injunction. R.L. Polk, 296 III. App. 3d at 142, citing Tamalunis, 185 III. App. 3d at 189-90. However, the existence of the potential for irreparable harm if the injunction is not granted does not refer to an injury that is beyond repair or compensation in damages, but denotes transgressions of a continuing nature. R.L. Polk, 296 III. App. 3d at 142, citing Tamalunis, 185 III. App. 3d at 189-90. Accordingly, when we review an order that grants a permanent injunction, we apply a manifest weight of the evidence standard of review. O’Donnell v. City of Chicago, 363 III. App. 3d 98, 104 (2005), citing C.J. v. Department of Human Services, 331 III. App. 3d 871, 878 (2002).

The trial court found that the potential for harm to iPCS is irreparable and that the potential for damages is ongoing. We agree because, as the trial court found, “the on-going damages to plaintiff are incalculable and, due to the development of new technologies, even unforeseeable.” We find that the use by Sprint of the Sprint brand name in the sale of what were formerly known as Nextel products and services, must necessarily constitute a loss to iPCS because potential customers are diverted or potentially diverted from iPCS in the service area. Instead, where once there was one form of Sprint in the service area, there would be two, with Nextel, a competing entity, operating in re-branded Sprint stores. Absent the grant of the injunction, this climate of potential confusion of the public and potential diversion of customers represents a violation of Sprint’s promise of exclusivity. The record reflects that the trial court considered the impact that the injunction would have on the defendants. It is clear that the trial court balanced the equities and found the potential harm to iPCS outweighed the potential harm to former Nextel customers. As the trial court correctly observed, “[t]hrough its acquisition of Nextel [,Sprint] now owns, operates and manages a competing network” in the service area. Neither the court nor the plaintiff should be burdened with the prospect of expensive and time-consuming oversight of the Sprint Nextel wireless operation when what was bargained for was an overall prohibition of any competing wireless operation.” Therefore, we hold that the trial court correctly found (1) that iPCS’ rights under the management agreement represented a clear and ascertainable right in need of protection; (2) that iPCS will suffer irreparable harm if the injunction had not been granted; and (3) that there was no adequate remedy at law. New Light Cemetery Association, 373 III. App. 3d at 1018, citing In re Marriage of Seffren, 366 III. App. 3d at 637, citing Sparks, 334 III. App. 3d at 395.

Confidentiality

Finally, the defendants argue that the trial court erred in its December 28, 2005, order that ordered, in pertinent part, that it would constitute a breach of section 12.2 of the management agreement if Sprint disclosed iPCS’ confidential information to employees of Sprint Nextel or any person or entity involved in the operation of the Nextel network.

iPCS argues that, because the defendants did not seek reconsideration or clarification of the December 28, 2005, order, the defendants’ argument lacks merit. iPCS also argues that the trial court correctly found that the management agreement prevents the disclosure of iPCS’ confidential information.

As previously indicated, any claims of error flowing from the entry of the December 28, 2005, summary judgment order have merged into the trial court’s judgment following the trial of this case. Regency Commercial Associates, 373 III. App. 3d at 280, citing Belleville Toyota, 199 III. 2d at 355. In light of the trial court’s entry of (1) the August 14, 2006, order entered following the trial, and (2) the September 20, 2006, order that memorialized the terms of the permanent injunction and ordered, in pertinent part, that the defendants comply with the terms of the forbearance agreement, as well as our findings (a) that the defendants breached the management agreement, and (b) that the trial court correctly granted the permanent injunction that ordered the divestiture of Sprint and Nextel in the service area, we must agree with the trial court that “[t]he relief accorded by the divestiture should alleviate any concerns that [iPCS] has regarding the disclosure of confidential information.” Accordingly, we find it unnecessary to address the question of whether the terms of the management agreement forbid Sprint from disclosing confidential information about iPCS to employees of Sprint Nextel.

CONCLUSION

In light of the foregoing, the decision of the trial court is affirmed.

Affirmed.

NEVILLE, P.J., with CAMPBELL, J., and MURPHY, J., concurring.